Exhibit 99.2

Reconciliation of Adjusted EPS from Continuing Operations

NDCHealth Corporation and Subsidiaries

In light of its severance and related charges of $2.2 million that was incurred in its fiscal second quarter ended November 26, 2004, the company also reported an Adjusted Earnings Per Share from Continuing Operations (Adjusted EPS) result. Management believes that Adjusted EPS is useful to investors, analysts and others because it excludes certain items and, therefore, provides a more meaningful representation of its results of operations on an ongoing basis.

The table below reconciles Adjusted Earnings Per Share for the three-month period ended November 26, 2004 to the company’s Earnings Per Share (EPS) from Continuing Operations result that was determined under GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not the substitute for, GAAP financial measures.

(In Thousands, Except Per Share Data)

	Three Months Ended November 26, 2004
GAAP Income / Earnings Per Share from Continuing Operations	$901	/	$0.025

Add back: Severance and Related Charges (Net of Tax)	$1,354	/	$0.038

Adjusted Income / Earnings Per Share from Continuing Operations	$2,255	/	$0.063

11